UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 2, 2008

PRB Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 Lawrence Street, Suite 450, Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 308-1330
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

As previously reported, on March 6, 2008, PRB Energy, Inc. and its subsidiaries (“PRB”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”) (Case Number 08-12658 ABC).

On September 2, 2008, the Bankruptcy Court approved PRB’s entry into an Amended Plan Support Agreement dated August 5, 2008 (the “Agreement”) with West Coast Opportunity Fund, LLC (“WCOF”). WCOF is the holder of PRB’s Senior Secured Debentures (the “Debentures”) that represent a senior secured claim of approximately $18.7 million against PRB. The Agreement provides for the material terms of a restructuring plan (the “Plan”). PRB cannot assure that the Plan will ultimately be adopted or consummated by PRB and WCOF or approved by the Bankruptcy Court. The description of the Agreement below is qualified entirely by reference to the Agreement filed herewith as Exhibit 99.1.

The Agreement provides that the Plan will cancel all of PRB’s currently outstanding common stock and that PRB will issue 15.0 million shares of new PRB common stock (“New Equity”). PRB will issue WCOF 13.5 million shares (90%) of New Equity and issue the holders of unsecured claims, on a pro rata basis, 1.5 million shares (10%) of New Equity. The holders of PRB’s senior subordinated convertible notes will be considered holders of unsecured claims. Holders of the currently outstanding common stock are not expected to receive anything under the Plan. The holders of the New Equity will have preemptive rights on any additional offerings of New Equity by PRB for three years following the consummation of the Plan. Holders of unsecured claims will also receive, on a pro rata basis, warrants to acquire 1.0 million shares of New Equity at $1.00 per share.

The Agreement provides that PRB will continue as a public company and the New Equity will trade on the OTC Bulletin Board or a nationally recognized securities exchange. The Agreement provides that within 15 days of an order confirming the Plan, WCOF will loan PRB $1.5 million to pay certain post-petition claims and administrative fees. Further, PRB Funding, LLC shall have the option to have its $275,000 post-petition claims paid in full or converted to New Equity at a conversion rate of $1.00 per share. In addition, the Agreement provides that within 90 days of the confirmation of the Plan, WCOF will commit and guarantee to raise no less than $7.5 million for PRB through the offering and sale of New Equity by PRB. This offering will be subject to the preemptive rights discussed above.

The Agreement provides that the Debentures held by WCOF will remain outstanding following consummation of the Plan. The Debentures will be restructured to, among other things: reduce the principal amount by $1.75 million; extend the maturity date to December 31, 2009 for $3.75 million in principal amount and December 31, 2010 for $15 million in principal amount; reduce the interest rate to 10% per annum; and allow conversion of the Debentures into New Equity at a conversion price of $1.00 per share.

The Agreement provides that PRB will have a new board of directors consisting of Gus Blass, William Hayworth, two representative appointed by WCOF and one chairman to be appointed unanimously by the other four board members. Until October 5, 2008, WCOF shall have the right to exclusive negotiations and the cooperation of PRB in pursuing confirmation of the Plan.

On September 2, 2008, the Bankruptcy Court also approved the Company’s use of cash collateral to maintain its operations through October 8, 2008.

Item 9.01                                             Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1                                    Amended Plan Support Agreement Between the Debtors and West Coast Opportunity Fund, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRB ENERGY, INC.

Date: September 8, 2008

By: /s/ William F. Hayworth
William F. Hayworth
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Amended Plan Support Agreement Between the Debtors and West Coast Opportunity Fund, LLC.